SCHEDULE 13G
CUSIP NO. 83545R108                                           PAGE 1 OF 14 PAGES

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO.1)*

                               Sonic Foundry, Inc.
                                (Name of Issuer)

                          Common Stock, $.01 par value
                         (Title of Class of Securities)

                                    83545R108
                                 (CUSIP Number)

                                December 31, 2003
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G
CUSIP NO. 83545R108                                           PAGE 2 OF 14 PAGES

--------------------------------------------------------------------------------
      1         NAME OF REPORTING PERSON
                I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                        Omicron Master Trust
--------------------------------------------------------------------------------
      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (A)[ ]
                                                                      (B)[ ]

--------------------------------------------------------------------------------
      3         SEC USE ONLY

--------------------------------------------------------------------------------
      4         CITIZENSHIP OR PLACE OF ORGANIZATION

                        Bermuda
--------------------------------------------------------------------------------
         NUMBER OF          5     SOLE VOTING POWER
          SHARES
       BENEFICIALLY                       -0-
         OWNED BY           ----------------------------------------------------
           EACH             6     SHARED VOTING POWER
         REPORTING
          PERSON                  653,061 shares of Common Stock (See Item 4(a))
           WITH:            ----------------------------------------------------
                            7     SOLE DISPOSITIVE POWER

                                          -0-
                            ----------------------------------------------------
                            8     SHARED DISPOSITIVE POWER

                                  653,061 shares of Common Stock (See Item 4(a))

--------------------------------------------------------------------------------
      9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        653,061 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
      10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                CERTAIN SHARES (SEE INSTRUCTIONS)                        [ ]

--------------------------------------------------------------------------------
      11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                        2.1% (See Item 4 (a))
--------------------------------------------------------------------------------
      12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                        PN
--------------------------------------------------------------------------------

SCHEDULE 13G
CUSIP NO. 83545R108                                           PAGE 3 OF 14 PAGES

--------------------------------------------------------------------------------
      1         NAME OF REPORTING PERSON
                I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                        Omicron Capital, L.P.
                        52-2057093
--------------------------------------------------------------------------------
      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (A)[ ]
                                                                      (B)[ ]

--------------------------------------------------------------------------------
      3         SEC USE ONLY

--------------------------------------------------------------------------------
      4         CITIZENSHIP OR PLACE OF ORGANIZATION

                        Delaware
--------------------------------------------------------------------------------
         NUMBER OF          5     SOLE VOTING POWER
          SHARES
       BENEFICIALLY                       -0-
         OWNED BY           ----------------------------------------------------
           EACH             6     SHARED VOTING POWER
         REPORTING
          PERSON                          -0-
           WITH:            ----------------------------------------------------
                            7     SOLE DISPOSITIVE POWER

                                          -0-
                            ----------------------------------------------------
                            8     SHARED DISPOSITIVE POWER

                                  653,061 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
      9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        653,061 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
      10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                CERTAIN SHARES (SEE INSTRUCTIONS)                        [ ]

--------------------------------------------------------------------------------
      11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                        2.1% (See Item 4 (a))
--------------------------------------------------------------------------------
      12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                        PN
--------------------------------------------------------------------------------

SCHEDULE 13G
CUSIP NO. 83545R108                                           PAGE 4 OF 14 PAGES

--------------------------------------------------------------------------------
      1         NAME OF REPORTING PERSON
                I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                        Omicron Capital, Inc.
                        52-2057093
--------------------------------------------------------------------------------
      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (A)[ ]
                                                                      (B)[ ]

--------------------------------------------------------------------------------
      3         SEC USE ONLY

--------------------------------------------------------------------------------
      4         CITIZENSHIP OR PLACE OF ORGANIZATION

                        Delaware
--------------------------------------------------------------------------------
         NUMBER OF          5     SOLE VOTING POWER
          SHARES
       BENEFICIALLY                       -0-
         OWNED BY           ----------------------------------------------------
           EACH             6     SHARED VOTING POWER
         REPORTING
          PERSON                          -0-
           WITH:            ----------------------------------------------------
                            7     SOLE DISPOSITIVE POWER

                                          -0-
                            ----------------------------------------------------
                            8     SHARED DISPOSITIVE POWER

                                  653,061 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
      9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        653,061 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
      10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                CERTAIN SHARES (SEE INSTRUCTIONS)                        [ ]

--------------------------------------------------------------------------------
      11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                        2.1% (See Item 4 (a))
--------------------------------------------------------------------------------
      12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                        CO
--------------------------------------------------------------------------------

SCHEDULE 13G
CUSIP NO. 83545R108                                           PAGE 5 OF 14 PAGES

--------------------------------------------------------------------------------
      1         NAME OF REPORTING PERSON
                I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                        Bruce Bernstein
--------------------------------------------------------------------------------
      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (A)[ ]
                                                                      (B)[ ]

--------------------------------------------------------------------------------
      3         SEC USE ONLY

--------------------------------------------------------------------------------
      4         CITIZENSHIP OR PLACE OF ORGANIZATION

                        United States of America
--------------------------------------------------------------------------------
         NUMBER OF          5     SOLE VOTING POWER
          SHARES
       BENEFICIALLY                       -0-
         OWNED BY           ----------------------------------------------------
           EACH             6     SHARED VOTING POWER
         REPORTING
          PERSON                          -0-
           WITH:            ----------------------------------------------------
                            7     SOLE DISPOSITIVE POWER

                                          -0-
                            ----------------------------------------------------
                            8     SHARED DISPOSITIVE POWER

                                  653,061 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
      9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        653,061 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
      10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                CERTAIN SHARES (SEE INSTRUCTIONS)                        [ ]

--------------------------------------------------------------------------------
      11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                        2.1% (See Item 4 (a))
--------------------------------------------------------------------------------
      12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                        IN
--------------------------------------------------------------------------------

SCHEDULE 13G
CUSIP NO. 83545R108                                           PAGE 6 OF 14 PAGES

--------------------------------------------------------------------------------
      1         NAME OF REPORTING PERSON
                I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                        Olivier Morali
--------------------------------------------------------------------------------
      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (A)[ ]
                                                                      (B)[ ]

--------------------------------------------------------------------------------
      3         SEC USE ONLY

--------------------------------------------------------------------------------
      4         CITIZENSHIP OR PLACE OF ORGANIZATION

                        France
--------------------------------------------------------------------------------
         NUMBER OF          5     SOLE VOTING POWER
          SHARES
       BENEFICIALLY                       -0-
         OWNED BY           ----------------------------------------------------
           EACH             6     SHARED VOTING POWER
         REPORTING
          PERSON                          -0-
           WITH:            ----------------------------------------------------
                            7     SOLE DISPOSITIVE POWER

                                          -0-
                            ----------------------------------------------------
                            8     SHARED DISPOSITIVE POWER

                                  653,061 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
      9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        653,061 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
      10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                CERTAIN SHARES (SEE INSTRUCTIONS)                        [ ]

--------------------------------------------------------------------------------
      11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                        2.1% (See Item 4 (a))
--------------------------------------------------------------------------------
      12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                        IN
--------------------------------------------------------------------------------

SCHEDULE 13G
CUSIP NO. 83545R108                                           PAGE 7 OF 14 PAGES

--------------------------------------------------------------------------------
      1         NAME OF REPORTING PERSON
                I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                        Winchester Global Trust Company Limited
--------------------------------------------------------------------------------
      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (A)[ ]
                                                                      (B)[ ]

--------------------------------------------------------------------------------
      3         SEC USE ONLY

--------------------------------------------------------------------------------
      4         CITIZENSHIP OR PLACE OF ORGANIZATION

                        Bermuda
--------------------------------------------------------------------------------
         NUMBER OF          5     SOLE VOTING POWER
          SHARES
       BENEFICIALLY                       -0-
         OWNED BY           ----------------------------------------------------
           EACH             6     SHARED VOTING POWER
         REPORTING
          PERSON                  653,061 shares of Common Stock (See Item 4(a))
           WITH:            ----------------------------------------------------
                            7     SOLE DISPOSITIVE POWER

                                          -0-
                            ----------------------------------------------------
                            8     SHARED DISPOSITIVE POWER

                                  653,061 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
      9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        653,061 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
      10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                CERTAIN SHARES (SEE INSTRUCTIONS)                        [ ]

--------------------------------------------------------------------------------
      11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                        2.1% (See Item 4 (a))
--------------------------------------------------------------------------------
      12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                        CO
--------------------------------------------------------------------------------

SCHEDULE 13G
CUSIP NO. 83545R108                                           PAGE 8 OF 14 PAGES

--------------------------------------------------------------------------------
      1         NAME OF REPORTING PERSON
                I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                        Oskar P. Lewnowski
--------------------------------------------------------------------------------
      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (A)[ ]
                                                                      (B)[ ]

--------------------------------------------------------------------------------
      3         SEC USE ONLY

--------------------------------------------------------------------------------
      4         CITIZENSHIP OR PLACE OF ORGANIZATION

                        Austria
--------------------------------------------------------------------------------
         NUMBER OF          5     SOLE VOTING POWER
          SHARES
       BENEFICIALLY                       -0-
         OWNED BY           ----------------------------------------------------
           EACH             6     SHARED VOTING POWER
         REPORTING
          PERSON                  653,061 shares of Common Stock (See Item 4(a))
           WITH             ----------------------------------------------------
                            7     SOLE DISPOSITIVE POWER

                                          -0-
                            ----------------------------------------------------
                            8     SHARED DISPOSITIVE POWER

                                  653,061 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
      9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        653,061 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
      10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                CERTAIN SHARES (SEE INSTRUCTIONS)                        [ ]

--------------------------------------------------------------------------------
      11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                        2.1% (See Item 4 (a))
--------------------------------------------------------------------------------
      12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                        IN
--------------------------------------------------------------------------------

SCHEDULE 13G
CUSIP NO. 83545R108                                           PAGE 9 OF 14 PAGES

Item 1(a).        Name of Issuer:

                  Sonic Foundry, Inc. (the "Issuer")

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  1617 Sherman Avenue
                  Madison, Wisconsin 53704

Item 2(a).        Names of Persons Filing:

                  Omicron Master Trust ("Omicron Trust")
                  Omicron Capital, L.P. ("Omicron Capital")
                  Omicron Capital, Inc. ("OCI")
                  Bruce Bernstein ("Bernstein")
                  Olivier Morali ("Morali")
                  Winchester Global Trust Company Limited ("WGTCL") Oskar P. Lewnowski ("Lewnowski")

Item 2(b).        Address of Principal Business Office:

                  Omicron Trust - c/o Olympia Capital International Inc., Williams House, 20 Reid Street, Hamilton HM11, Bermuda
                  Omicron Capital - 153 E. 53rd Street, 48th Floor, New York, New York 10022
                  OCI - 153 E. 53rd Street, 48th Floor, New York, New York 10022 Bernstein - 153 E. 53rd Street, 48th Floor, New York, New York 10022
                  Morali - 153 E. 53rd Street, 48th Floor, New York, New York 10022
                  WGTCL - c/o Winchester Fiduciary Limited, Williams House, 20 Reid Street, Hamilton HM11, Bermuda
                  Lewnowski - c/o Winchester Fiduciary Limited, Williams House, 20 Reid Street, Hamilton HM11, Bermuda

Item 2(c).        Place of Organization or Citizenship:

                  Omicron Trust - Bermuda
                  Omicron Capital - Delaware
                  OCI - Delaware
                  Bernstein - United States of America
                  Morali - France WGTCL - Bermuda
                  Lewnowski - Austria

Item 2(d).        Title of Class of Securities:

                  Common Stock, $.01 par value per share of the Issuer (the "Common Stock")

Item 2(e).        CUSIP Number:

                  83545R108

Item 3. This Schedule is filed pursuant to Rule 13d-1(c) by Omicron Trust, Omicron Capital, OCI, Bernstein, Morali, WGTCL and Lewnowski.

Item 4.           Ownership:

SCHEDULE 13G
CUSIP NO. 83545R108                                          PAGE 10 OF 14 PAGES

                  (a)    Amount Beneficially Owned:

                         Omicron Trust: 653,061 shares*
                         Omicron Capital: 653,061 shares*
                         OCI: 653,061 shares*
                         Morali: 653,061 shares*
                         Bernstein: 653,061 shares
                         WGTCL: 653,061 shares*
                         Lewnowksi: 653,061 shares*

                  (b)    Percent of Class:

                         Omicron Trust: 2.1%
                         Omicron Capital: 2.1%
                         OCI: 2.1%
                         Bernstein: 2.1%
                         Morali: 2.1%
                         WGTCL: 2.1%
                         Lewnowski: 2.1%

                         (Based on 29,322,325 shares of Common Stock outstanding as of January 20, 2004, as stated in the Issuer's Annual Report on Form 10-K/A, dated January 27, 2004.)

                  (c)    Number of Shares as to which the Person has:

                         Omicron Trust, WGTCL and Lewnowski:

                         (i)     sole power to vote or to direct the vote

                                                -0-

                         (ii)    shared power to vote or to direct the vote:

                                 653,061 shares of Common Stock*

                         (iii) sole power to dispose or to direct the disposition of

                                                -0-

                         (iv) shared power to dispose or to direct the disposition of

                                 653,061 shares of Common Stock*

                         Omicron Capital, OCI, Bernstein and Morali:

                         (i)     sole power to vote or to direct the vote

                                                -0-

                         (ii)    shared power to vote or to direct the vote:

                                                -0-

SCHEDULE 13G
CUSIP NO. 83545R108                                          PAGE 11 OF 14 PAGES

                         (iii) sole power to dispose or to direct the disposition of

                                                -0-

                         (iv) shared power to dispose or to direct the disposition of

                                 653,061 shares of Common Stock*

*Omicron Capital serves as investment manager to Omicron Trust. By reason of such relationship, Omicron Capital may be deemed to share dispositive power over the shares of Common Stock owned by Omicron Trust. Omicron Capital disclaims beneficial ownership of the shares of Common Stock listed as beneficially owned by Omicron Trust or any other person reporting on this Schedule.

OCI serves as general partner of Omicron Capital. By reason of such relationship, OCI may be deemed to share dispositive power over the shares of Common Stock listed as beneficially owned by Omicron Capital. OCI disclaims beneficial ownership of the shares of Common Stock listed as beneficially owned by Omicron Capital or any other person reporting on this Schedule.

Morali serves as president and a director and is a stockholder of OCI. By reason of such relationships, Morali may be deemed to share dispositive power over the shares of Common Stock listed as beneficially owned by OCI. Morali disclaims beneficial ownership of the shares of Common Stock listed as beneficially owned by OCI or any other person reporting on this Schedule.

Bernstein serves as an officer of OCI and has agreed to purchase shares of OCI. By reason of such relationships, Bernstein may be deemed to share dispositive power over the shares of Common Stock listed as beneficially owned by OCI. Bernstein disclaims beneficial ownership of the shares of Common Stock listed as beneficially owned by OCI or any other person reporting on this Schedule.

WGTCL serves as trustee of Omicron Trust. By reason of such relationship, WGTCL may be deemed to shares voting and dispositive power over the shares of Common Stock listed as beneficially owned by Omicron Trust. WGTCL disclaims beneficial ownership of the shares of Common Stock listed as beneficially owned by Omicron Trust or any other person reporting on this Schedule.

WGTCL may be deemed to be controlled by Lewnowski. By reason of such control, Lewnowski may be deemed to share voting and dispositive power over the shares of Common Stock listed as beneficially owned by WGTCL. Lewnowski disclaims beneficial ownership of the shares of Common Stock listed as beneficially owned by WGTCL.

The shares of Common Stock reported as beneficially owned are shares that Omicron Trust has the right to acquire upon exercise of a warrant held by Omicron Trust. Omicron Capital, OCI, Bernstein, Morali, WGTCL and Lewnowski each disclaims beneficial ownership of such shares of Common Stock.

Item 5.           Ownership of Five Percent or Less of a Class:

                  If this statement is being filed to report the fact that as of the date hereof each of the Reporting Persons ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]

SCHEDULE 13G
CUSIP NO. 83545R108                                          PAGE 12 OF 14 PAGES

Item 6.           Ownership of More Than Five Percent on Behalf of Another
                  Person:

                  Not applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

                  Not applicable

Item 8.           Identification and Classification of Members of the Group:

                  Not applicable

Item 9.           Notice of Dissolution of Group:

                  Not applicable

Item 10.          Certification:

By signing below I certify that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits:

     Exhibit I: Joint Filing Agreement, dated as of March 21, 2003, by and among Omicron Trust, Omicron Capital, OCI, Bernstein, Morali, WGTCL and Lewnowski (incorporated herein by reference to the exhibit with the same number filed with Schedule 13G filed by the persons reporting on this Amendment No. 1).

SCHEDULE 13G
CUSIP NO. 83545R108                                          PAGE 13 OF 14 PAGES

                                    SIGNATURE

     By signing below each signatory certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date: February 13, 2004

                              OMICRON MASTER TRUST

                              By: OMICRON CAPITAL, L.P.,
                                  Investment Manager

                                  By: OMICRON CAPITAL, INC.,
                                      General Partner

                                  By: /s/ Olivier H. Morali
                                  ----------------------------
                                  Olivier H. Morali
                                  Title: President

                              OMICRON CAPITAL, L.P.

                              By: OMICRON CAPITAL, INC.,
                                  General Partner

                                  By: /s/ Olivier H. Morali
                                  ----------------------------
                                  Olivier H. Morali
                                  Title: President

                              OMICRON CAPITAL, INC.

                              By: /s/ Olivier H. Morali
                              ----------------------------
                              Olivier H. Morali
                              Title: President

                              /s/ Bruce Bernstein
                              ----------------------------
                              Bruce Bernstein

                              /s/ Olivier H. Morali
                              ----------------------------
                              Olivier H. Morali

SCHEDULE 13G
CUSIP NO. 83545R108                                          PAGE 14 OF 14 PAGES

                              WINCHESTER GLOBAL TRUST COMPANY LIMITED

                              By: /s/ Oskar P. Lewnowski
                              ----------------------------
                              Oskar P. Lewnowski
                              Title: Chairman

                              /s/ Oskar P. Lewnowski
                              ----------------------------
                               Oskar P. Lewnowski